TV Communications Network, Inc.

Century 21 Mining, Inc.
International Exports, Inc.
International Integrated Systems, Inc.
JBA Wholesalers, Inc.
Mining and Energy International Corporation
Page TVCN, Inc.
Planet Internet Corporation
Reema International, Inc.
TVCN International, Inc.
MDA of Georgia, Inc.
MDA of Illinois, Inc.